Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below).

The Offer (as defined below) is made solely by the Offer to Purchase (as defined below), dated September 20, 2017,

and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. Purchaser (as defined below)

may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Landauer, Inc.

at

$67.25 Net Per Share

by

Fern Merger Sub Inc.,

an indirect wholly-owned subsidiary of

Fortive Corporation

Fern Merger Sub Inc., a Delaware corporation (“Purchaser”), and an indirect wholly-owned subsidiary of Fortive Corporation, a Delaware corporation (“Parent”), offers to purchase for cash all outstanding shares of common stock, par value $ 0.10 per share, including Restricted Stock (as defined in the Offer to Purchase) and Performance-Based Restricted Stock (as defined in the Offer to Purchase) (“Shares”), of Landauer, Inc., a Delaware corporation (the “Company”), at a price of $67.25 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 20, 2017 (as may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (as may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to Computershare Trust Company, N.A. (the “Paying Agent”) will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult with such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M.,

NEW YORK CITY TIME, ON OCTOBER 18, 2017, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 6, 2017, by and among Parent, Purchaser and the Company (the “Merger Agreement”), pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger, and each issued and outstanding Share (other than Shares that are held in the treasury of the Company, Shares owned of record by Parent, Purchaser or any of their respective wholly-owned subsidiaries, or Shares owned by any stockholder of the Company who is entitled to appraisal rights under Section 262 of the Delaware General Corporate Law (the “DGCL”) and has complied with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of such Shares) will at the effective time of the Merger and without any action on the part of the holder thereof be converted into the right to receive the Offer Price. As a result of the Merger, the Company will cease to be a publicly-traded company and will become an indirect wholly-owned subsidiary of Parent. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, (i) there having been validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the then scheduled expiration of the Offer a number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not actually been delivered in settlement or satisfaction of such guarantee prior to the expiration of the Offer) that, when added to the Shares directly or indirectly owned by Parent and its wholly-owned subsidiaries, would represent, as of the expiration of the Offer, at least a majority of the sum of (1) the aggregate number of Shares outstanding at such time plus (2) an additional number of Shares equal to the aggregate number of Shares issuable upon the vesting (including vesting solely as a result of any of the transactions contemplated by the Merger Agreement), conversion, exchange or exercise, as applicable, of warrants and other rights to acquire, or securities convertible into or exchangeable for, Shares that are outstanding as of such time (the foregoing condition is referred to as the “Minimum Tender Condition”), (ii) any applicable waiting period (or any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, relating to the purchase of Shares pursuant to the Offer or the consummation of the Merger shall have expired or been terminated (the “HSR Condition”), and (iii) no governmental entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any law, order, injunction or decree that renders the making of the Offer or the consummation of the Offer or the Merger illegal, or prohibits, enjoins or otherwise prevents the Merger. The Offer is also subject to a number of other conditions. Parent and Purchaser can waive some of the conditions to the Offer (excluding the Minimum Tender Condition) in its sole discretion and without the consent of the Company.

The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. Following the consummation of the Offer and the satisfaction or waiver or certain conditions, Purchaser intends to effect the Merger.

The board of directors of the Company (the “Board of Directors”), during a meeting held on September 5, 2017, by unanimous vote, (i) approved, adopted and declared advisable the Merger Agreement and the consummation by the Company of the Merger, the Offer and the other transactions contemplated by the Merger Agreement (the “Transactions”), (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation by the Company of the Transactions, (iii) determined that the Merger Agreement and the Transactions were fair to and in the best interests of the Company and its stockholders, (iv) resolved that the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL and (v) recommended that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer on the terms and subject to the conditions set forth in the Merger Agreement.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and The New York Stock Exchange (“NYSE”), Purchaser reserves the right to waive or otherwise modify or amend any of the terms and conditions of the Offer; provided that the Minimum Tender Condition and certain other terms and conditions of the Offer described in the Offer to Purchase may be waived or modified by Purchaser only with the prior written consent of the Company. The Merger Agreement provides that Purchaser will, so long as neither the Company nor Parent terminates the Merger Agreement in accordance with its terms, (i) extend the Offer on one or more occasions, in consecutive increments of up to five (5) business days (or such longer period as the parties to the Merger Agreement may agree) each, if, at any then-scheduled expiration of the Offer, any condition to the Offer shall not have been satisfied or waived, until such time as each such condition shall have been satisfied or waived and (ii) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof applicable to the Offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 AM, New York City time, on the next business day after the previously scheduled expiration of the Offer; provided that Purchaser shall not be required to, and without the Company’s consent shall not, extend the Offer beyond the earlier of (i) the Outside Date (as defined in the Offer to Purchase) and (ii) the date of a valid termination of the Merger Agreement.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn, if and when Purchaser gives oral or written notice to the Paying Agent of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the Offer Price therefor with the Paying Agent, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest be paid on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in payment for Shares. In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Paying Agent of (i) certificates evidencing such Shares or confirmation of a book-entry transfer of such Shares into the Paying Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase, (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase) if required by the Paying Agent in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time on or before the expiration of the Offer and, unless therefore accepted for payment as provided in the Offer to Purchase, tenders of Shares may also be withdrawn after the date that is 60 days from the date of the Offer to Purchase, unless previously accepted for payment pursuant to the Offer to Purchase. Except as otherwise provided in the Offer to Purchase, tenders of Shares are irrevocable. For a withdrawal of Shares to be effective, the Paying Agent must receive, at one of its addresses set forth on the back cover of the Offer to Purchase, a written or e-mail notice of withdrawal before the Offer has expired or the Shares have been accepted for payment. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures. If certificates evidencing the Shares to be withdrawn have been delivered or otherwise identified to the Paying Agent, the name of the record owner and the serial numbers shown on such certificates must also be furnished to the Paying Agent prior to the physical release of such certificates. Purchaser will determine, in its discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Paying Agent, the Information Agent (identified below), the Dealer Manager (identified below) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, validly withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in the Offer to Purchase at any time prior to the expiration of the Offer or during any subsequent offering period (if any).

The Company has provided to Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The receipt of cash as payment for the Shares pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. For a summary of the material United States federal income tax consequences of the Offer and the Merger, see the Offer to Purchase. Each holder of Shares should consult its or his or her own tax advisor regarding the United States federal income tax consequences of the Offer and the Merger to it in light of its, his or her particular circumstances, as well as the income or other tax consequences that may arise under the laws of any United States local, state or federal or non-United States taxing jurisdiction and the possible effects of changes in such tax laws.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Paying Agent and the Information Agent and the Dealer Manager as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer.

NONE OF THE DEALER MANAGER OR THE INFORMATION AGENT HAS MADE OR IS MAKING, ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER SHARES IN THE OFFER AND, IF SO, HOW MANY SHARES TO TENDER. BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER, STOCKHOLDERS SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THE OFFER TO PURCHASE, THE ACCOMPANYING LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS THAT CONSTITUTE PART OF THE OFFER, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. STOCKHOLDERS ARE URGED TO DISCUSS THEIR DECISIONS WITH THEIR TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Stockholders may call toll free (212) 269-5550

Banks and brokers may call (877) 536-1556

By email: LDR@dfking.com

The Dealer Manager for the Offer is

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

Call Toll-Free: (800) 318-8219

September 20, 2017

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